Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Senior Vice President – Investor Relations

(813) 552-2927

KFORCE REPORTS REVENUE OF $228.3 MILLION AND

EPS OF $0.11, BEFORE NON-CASH CHARGE

TAMPA, Fla., Nov. 3, 2009 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq:KFRC), a provider of professional staffing services and solutions, today announced results for its third quarter of 2009. Revenue for the quarter ended September 30, 2009 was $228.3 million compared to $226.0 million for the quarter ended June 30, 2009, an increase of 1.0%, and compared to $250.9 million for the quarter ended September 30, 2008, a decrease of 9.0%. Excluding the non-cash charge recorded in the quarter ended September 30, 2009, as described below, Kforce reported net income of $4.4 million, or $0.11 per share, versus $3.9 million, or $0.10 per share, in the quarter ended June 30, 2009, which represents a sequential increase of 12.7% in net income and 10.0% in earnings per share. On a GAAP basis, net income for the quarter ended September 30, 2009 was $2.3 million, or $0.06 per share. Net income for the quarter ended September 30, 2008 was $7.9 million or $0.20 per share.

During the third quarter ended September 30, 2009, Kforce’s closing stock price exceeded the stock price at the date of grant by 50% for a period of 10 trading days resulting in the acceleration of the vesting of certain equity awards and the recognition of all remaining unamortized compensation expense. As a result, Kforce recorded a non-cash compensation expense charge before taxes of $3.6 million, or $0.05 per share, which has been reflected as a component of selling, general, and administrative expenses.

“We are pleased with our performance in the third quarter, particularly the sequential increase in Flex revenue that we experienced in Tech and FA. For the first time since Q2 ‘08, total Firm revenue is up sequentially on both an actual and billing day basis. We believe these results reflect our continued success in building our culture, adhering to our core values and refining our service offerings and operating platform,” said David L. Dunkel, Chairman and CEO.

Mr. Dunkel continued, “Kforce is aggressively pursuing business opportunities with the goal of continuing to gain customer and market share. We believe that Kforce has developed a highly leverageable and flexible platform that has delivered solid results across our service spectrum. Our priorities continue to be retaining the highly talented people that are the lifeblood of our future success, and to use cash flow for debt retirement, share repurchases and acquisitions that meet our very high threshold. In particular, I would like to thank our great people for their continued hard work and commitment to delivering great results. We are proud of our team’s relative out-performance and are excited about the current and future opportunities that we believe exist.”

William L. Sanders, President, said, “Based upon our experience in past recessions, we believe we have carefully managed the risks to our revenue stream, particularly our exposure to the highly volatile permanent placement business, which now represents less than 3% of our revenue stream. As demonstrated by our relative performance over the past year, we continue to execute and take market share by utilizing competitive advantages such as our National Recruiting Center, which is particularly effective in delivering to our large national accounts, and our state of the art technology infrastructure. These competitive differentiators are the result of purposeful strategic decisions that have been made by our seasoned executive team in preparation for the next economic up-cycle.”

Mr. Sanders noted additional operational results of the third quarter include:

•	Flex revenue of $221.7 million in Q3 ‘09 increased 1.1% from $219.3 million in Q2 ‘09 and decreased 5.8% from $235.4 million in Q3 ‘08.

•	Flex revenue per billing day of $3.5 million in Q3 ‘09 increased 1.1% over Q2 ‘09 and decreased 5.8% over Q3 ‘08.

•

Flex revenue per billing day in Q3 ‘09 by segment was $1.8 million for Technology, $0.6 million for F&A, $0.6 million for HLS and $0.5 million for Government Solutions. Sequential percentage changes on a billing day basis by segment were a 3.4% increase for Technology, 1.3% increase for F&A, a 3.2% decrease for HLS and a 1.7% decrease for Government Solutions.

•	Search revenue for Q3 ‘09 of $6.6 million was relatively flat with Q2 ‘09 and decreased 57.7% from $15.5 million in Q3 ‘08.

•	Flex gross profit increased 10 basis points to 29.7% in Q3 ‘09 from 29.6% in Q2 ‘09 and declined 50 basis points from 30.2% in Q3 ‘08.

Joe Liberatore, Chief Financial Officer, said, “The Firm continued to perform well in Q3 ‘09, coming in above the high-end of guidance for both revenue and earnings per share, adjusted for the non-cash charge of $0.05. We believe the third quarter results reflect our strong culture and a continued focus on execution in all aspects of the business, including improving client relationships, balancing bill/pay rate spreads, solid expense management and optimizing cash flow.”

Financial highlights for Q3 ‘09 include:

•	Total revenue for Q3 ‘09 was $228.3 million, an increase of 1.0% from $226.0 million in Q2 ‘09 and a decrease of 9.0% from $250.9 million in Q3 ‘08.

•

Selling, general and administrative (“SG&A”) expenses as a percentage of revenue for Q3 ‘09 was 28.5% compared to 27.5% for Q2 ‘09 and 28.5% for Q3 ‘08. Excluding the non-cash compensation expense charge recorded during Q3 ‘09, SG&A as a percentage of revenue for Q3 ‘09 was 26.9%, reflecting a sequential decrease of 60 basis points as a percentage of revenue.

•	EBITDA for Q3 ‘09 was $11.5 million, an increase of 3.2% from $11.2 million in Q2 ‘09 and a decrease of 29.7% from $16.4 million in Q3 ‘08.

•	Bank debt at the end of Q3 ‘09 was $12.8 million, reflecting a decrease of $12.1 million from June 30, 2009 and a decrease of $25.2 million from $38.0 million at the end of 2008.

Mr. Liberatore continued, “Looking forward to the fourth quarter of 2009, we expect revenue may be in the $216.0 million to $221.0 million range, and earnings per share may be in the range of $0.06 to $0.08.” There are 61 billing days in Q4 ‘09 compared to 64 in Q3 ‘09. On Tuesday, November 3, 2009, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time. The dial-in number is 800-811-0667. The replay of the call will be available from 7:00 p.m. Eastern Time Tuesday, November 3 to November 18, 2009 by dialing 888-203-1112, passcode 2214278.

This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until November 18, 2009.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health and life sciences. Backed by approximately 1,900 associates and approximately 8,400 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 64 offices in 41 markets in North America and two offices in the Philippines. For more information, please visit our Web site at http://www.kforce.com/.

The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749

About Kforce Government Solutions (KGS)

KGS provides innovative technology, financial management, data architecture and continuous process improvement and finance and accounting solutions primarily to federal government clients. KGS, with more than 700 professionals currently on assignment, has been partnering with our clients since 1970 to successfully solve their challenges. KGS’ in-depth operational knowledge and understanding of Federal Agencies, the Defense Department, Homeland Security and industry best practices, combined with expert and highly-skilled professionals, have resulted in a comprehensive portfolio of technologically advanced and innovative consulting solutions designed to guide clients through today’s environment of complex challenges, risk, and cost. For more information, visit http://www.kforcegov.com/.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health and Life Sciences and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream and successfully put into place the people and processes that will create future success. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Quarter Ended
	Sept. 30, 2009	June 30, 2009	Sept. 30, 2008
Revenue by Function:
Technology	$117,330	$113,478	$131,203
Finance & Accounting	41,290	41,096	51,182
Health & Life Sciences	40,490	41,722	50,005
Government Solutions	29,163	29,656	18,528

Total Revenue	228,273	225,952	250,918
Revenue by Time:
Perm	6,551	6,626	15,487
Flexible	221,722	219,326	235,431

Total Revenue	228,273	225,952	250,918
Costs Of Services	155,957	154,331	164,351

Gross Profit	72,316	71,621	86,567
GP %	31.7%	31.7%	34.5%
Flex GP %	29.7%	29.6%	30.2%
Selling, General &
Administrative Expenses	65,129	62,084	71,613
Depreciation & Amortization	2,829	2,885	3,028

Income from Operations	4,358	6,652	11,926
Other Expense, Net	272	275	422

Income from Continuing Operations, Before Income Taxes	4,086	6,377	11,504
Income Tax Expense	1,814	2,470	4,522

Income from Continuing Operations	2,272	3,907	6,982
Income from Discontinued Operations, Net of Income Taxes	—	—	910

Net Income	$2,272	$3,907	$7,892

Earnings Per Share - Diluted	$0.06	$0.10	$0.20
EBITDA Per Share	$0.29	$0.29	$0.41
Shares Outstanding - Diluted	39,403	38,988	39,977
EBITDA	$11,539	$11,178	$16,421
Selected Cash Flow Information:
Bad Debt Expense (Recovery) from Continuing Operations	$143	$(189)	$3,789
Capital Expenditures	$1,557	$1,170	$2,371
Selected Balance Sheet Information:
Cash and Cash Equivalents	$499	$467	$921
Accounts Receivable, Less Allowances	$128,526	$127,844	$140,483
Total Assets	$345,938	$343,902	$448,031
Total Current Liabilities	$84,986	$80,602	$84,189
Bank Debt	$12,790	$24,863	$12,000
Other Long-Term Liabilities	$26,844	$23,766	$29,863
Total Stockholders’ Equity	$221,318	$214,671	$321,979
Other Information:
Equity-Based Compensation Expense, Net	$3,126	$736	$885
Billing Days	64	64	64

Kforce Inc.

Key Statistics

(Unaudited)

	Q3 2009	Q2 2009	Q3 2008
Total Firm
Flex Revenue (000’s)	$221,722	$219,326	$235,431
Revenue per billing day (000’s)	$3,464	$3,427	$3,679
Sequential Flex Revenue Change	1.1%	-1.9%	0.1%
Hours (000’s)	3,752	3,698	3,862
Flex GP %	29.7%	29.6%	30.2%
Search Revenue (000’s)	$6,551	$6,626	$15,487
Placements	516	575	1,120
Average Fee	$12,706	$11,526	$13,825
Billing days	64	64	64
Technology
Flex Revenue (000’s)	$114,777	$111,022	$125,019
Revenue per billing day (000’s)	$1,793	$1,735	$1,953
Sequential Flex Revenue Change	3.4%	-3.4%	0.9%
Hours (000’s)	1,844	1,766	1,926
Flex GP %	27.4%	27.3%	27.4%
Search Revenue (000’s)	$2,553	$2,456	$6,184
Placements	167	179	407
Average Fee	$15,289	$13,709	$15,179
Finance & Accounting
Flex Revenue (000’s)	$37,615	$37,139	$42,604
Revenue per billing day (000’s)	$588	$580	$666
Sequential Flex Revenue Change	1.3%	3.2%	-4.6%
Hours (000’s)	1,132	1,096	1,181
Flex GP %	30.8%	31.3%	34.0%
Search Revenue (000’s)	$3,675	$3,957	$8,578
Placements	333	377	675
Average Fee	$11,046	$10,503	$12,712
Health & Life Sciences
Flex Revenue (000’s)	$40,167	$41,509	$49,280
Revenue per billing day (000’s)	$628	$649	$770
Sequential Flex Revenue Change	-3.2%	-6.9%	3.2%
Hours (000’s)	457	497	553
Flex GP %	30.1%	29.3%	30.7%
Search Revenue (000’s)	$323	$213	$725
Placements	16	19	38
Average Fee	$20,290	$11,208	$19,077
Government Solutions
Flex Revenue (000’s)	$29,163	$29,656	$18,528
Revenue per billing day (000’s)	$455	$463	$290
Sequential Flex Revenue Change	-1.7%	6.1%	-2.0%
Hours (000’s)	319	339	202
Flex GP %	36.4%	36.9%	39.0%

Kforce Inc.

Key Statistics - Health & Life Sciences

(Unaudited)

	Q3 2009	Q2 2009	Q3 2008
Clinical Research
Flex Revenue (000’s)	$26,549	$27,588	$29,980
Revenue per billing day (000’s)	$415	$431	$468
Sequential Flex Revenue Change	-3.8%	-6.6%	1.8%
Hours (000’s)	292	326	332
Flex GP %	27.7%	25.7%	27.5%
Search Revenue (000’s)	$139	$59	$490
Placements	5	3	23
Average Fee	$27,866	$19,634	$21,311
Healthcare
Flex Revenue (000’s)	$13,618	$13,921	$19,300
Revenue per billing day (000’s)	$213	$218	$302
Sequential Flex Revenue Change	-2.2%	-7.7%	5.4%
Hours (000’s)	165	171	221
Flex GP %	34.7%	36.3%	35.5%
Search Revenue (000’s)	$184	$154	$235
Placements	11	16	15
Average Fee	$16,830	$9,628	$15,653

Kforce Inc.

Selected Financial Information and Reconciliations

(In Thousands, Except Per Share Amounts)

(Unaudited)

EBITDA

	Three Months Ended
	Sept. 30, 2009		June 30, 2009		Sept. 30, 2008
	$	Per share	$	Per share	$	Per share
GAAP Net Income	$2,272	$0.06	$3,907	0.10	$7,892	$0.20
Income from Discontinued Operations, Net of Income Taxes	—	—	—	—	910	0.02

Income from Continuing Operations	$2,272	$0.06	$3,907	$0.10	$6,982	$0.18
Intangible Asset Impairment, Pre-Tax	—	—	870	0.02	—	—
Depreciation & Amortization	2,829	0.07	2,885	0.07	3,028	0.08
Acceleration of PARS	3,624	0.09	—	—	—	—
Amortization of Stock Options & SARs	15	0.00	56	0.00	668	0.01
Amortization of Restricted Stock & PARS	700	0.02	660	0.02	791	0.02
Interest Expense and Other	285	0.01	330	0.01	430	0.01
Income Tax Expense	1,814	0.04	2,470	0.07	4,522	0.11

EBITDA	$11,539	$0.29	$11,178	$0.29	$16,421	$0.41

Weighted Average Shares Outstanding - Diluted	39,403		38,988		39,977

EBITDA, a non-GAAP financial measure, is defined as earnings before income from discontinued operations, non-cash impairment charges, interest, income taxes, depreciation and amortization of stock-based compensation expense. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance.

Net Income before Equity-Based Compensation Expense

	Three Months Ended
	Sept. 30, 2009		June 30, 2009		Sept. 30, 2008
	$	Per share	$	Per share	$	Per share
GAAP Net Income	$2,272	$0.06	$3,907	$0.10	$7,892	$0.20
Income from Discontinued Operations, Net of Income Taxes	—	—	—	—	910	0.02

Income from Continuing Operations	$2,272	$0.06	$3,907	$0.10	$6,982	$0.18
Equity-Based Compensation Expense, Net:
Alternative LTI Valuation Expense	978	0.02	513	0.01	—	—
Acceleration of PARS	3,624	0.09	—	—	—	—
Amortization of Stock Options & SARs	15	0.00	56	0.00	668	0.01
Amortization of Restricted Stock & PARS	700	0.02	660	0.02	791	0.02
Income Tax Expense	(2,191)	(0.05)	(493)	(0.01)	(574)	(0.01)

Equity-Based Compensation Expense, Net	3,126	0.08	736	0.02	885	0.02

Net Income before Equity-Based Compensation Expense	$5,398	$0.14	$4,643	$0.12	$7,867	$0.20

Weighted Average Shares Outstanding - Diluted	39,403		38,988		39,977

“Net Income before Equity-Based Compensation Expense,” a non-GAAP financial measure, is defined as income from continuing operations, before compensation expense incurred in conjunction with share-based payment awards and alternative long term incentive awards. Kforce measures the cost of employee services received in exchange for an equity based award based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period in which the employee is required to provide service in exchange for the award, which is usually the vesting period.

EBITDA and Net Income before Equity-Based Compensation Expense are key measures used by management to evaluate its operations and to provide useful information to investors. These measures should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. These measurements are not determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations. The measures as presented may not be comparable to similarly titled measures of other companies.